Exhibit 2

SECOND SUPPLEMENTAL FISCAL AGENCY AGREEMENT

This Authorization and Supplement (this “Second Supplemental Fiscal Agency Agreement”), dated as of June 2, 2005, is being delivered by the Government of Jamaica (“Jamaica”) pursuant to Section 1.2 of the Fiscal Agency Agreement, dated as of June 20, 2002 (the “Fiscal Agency Agreement”), by and among Jamaica, Deutsche Bank Trust Company Americas, as fiscal agent, principal paying agent and registrar (the “Fiscal Agent”), and Deutsche Bank Luxembourg S.A., as paying agent and transfer agent (the “Transfer Agent”). Unless otherwise noted, capitalized terms used herein and not defined shall have the meanings set forth in the Fiscal Agency Agreement.

The undersigned hereby authorizes the Fiscal Agent to authenticate Debt Securities with the following terms:

Title of Debt Securities: US$300,000,000 9% Notes due 2015 (the “Notes”).

Aggregate Principal Amount: US$300,000,000.

Form of Debt Securities: The Notes will be issued in fully registered book-entry form only, represented by one or more global securities deposited with the Depository Trust Company (“DTC”) or its designated custodian and registered in the name of DTC, a nominee thereof or a successor to DTC, or a nominee thereof, to be made available for checking by Bear, Stearns & Co. Inc., Deutsche Bank Securities Inc. and UBS Securities LLC at the time of delivery at the office of DTC or its designated custodian. The Notes in book-entry form may only be exchanged for definitive Notes in accordance with the conditions set forth in Section 5.2 of the Fiscal Agency Agreement. The Notes will be issued in fully registered form in minimum denominations of US$10,000 and integral multiples of US$1,000 in excess thereof. Beneficial interests in the global notes will be shown on, and the transfer thereof will be effected through, records maintained by DTC.

Maturity Date: June 2, 2015, at par.

Interest Rate: 9% per annum from June 2, 2005.

Interest Payment Dates: Semi-annually in arrears in U.S. dollars on June 2 and December 2 of each year, commencing December 2, 2005. Jamaica will make payments of interest on the Notes to the persons in whose names the notes are registered on the record date, which is the close of business on the preceding May 18 or November 17 (whether or not a business day), as the case may be. Interest will be calculated on the basis of a 360-day year, consisting of twelve 30-day months.

Payments of Principal and Interest: Jamaica will make payments of principal of (and premium, if any, on), and interest on, the Notes, when due, in U.S. dollars through the Paying Agent to DTC, which will receive funds for distribution to the holders of the Notes as registered with the Registrar at the close of business on the fifteenth day preceding the date of payment.

Surrender for Registration of Transfer: The transfer of a Note is registrable on the register in which, subject to such reasonable regulations as Jamaica may prescribe, Jamaica will provide for the registration of Notes and registration of transfers of Notes, upon surrender of such Notes at the corporate trust office of the Fiscal Agent or any Transfer Agent.

Status of the Debt Securities: The Notes will be direct, general, unsecured and unconditional obligations of Jamaica and will rank at least pari passu without any preference among themselves. The payment obligations of Jamaica under the Notes will at all times rank at least equally with all other payment obligations of Jamaica related to unsecured External Indebtedness (as defined below) of Jamaica. Jamaica has pledged its full faith and credit for the due and punctual payment of principal of, and interest (and premium, if any) on, the Notes.

Notices to Jamaica: All notices and demands to or upon Jamaica in respect of the Notes may be made to its Consul General at the offices of The Consulate General of Jamaica, 767 Third Avenue, New York, New York 10017.

Optional Redemption Features: None.

Special Redemption Features: None.

Covenants:

Jamaica covenants and agrees that, so long as any of the Notes remain outstanding, Jamaica shall maintain at all times its membership in the International Monetary Fund (the “IMF”) and continue to be eligible to use the general resources of the IMF under the IMF Articles of Agreement.

Negative Pledge

So long as any of the Notes remain Outstanding, Jamaica will not create or permit to subsist any Security Interest (as defined below) in any of its present or future revenues, property or assets to secure Public External Indebtedness of Jamaica unless such Notes are secured equally and ratably with such Public External Indebtedness or such Notes have the benefit of such other security, guarantee, indemnity or other arrangement as shall be approved by the holders of the Notes as provided under Section 11.2 of the Fiscal Agency Agreement; provided, however, that Jamaica may create or permit to subsist:

(i)	any Security Interest upon property to secure Public External Indebtedness of Jamaica incurred for the purpose of financing the acquisition of such property and any renewal or extension of any such Security Interest which is limited to the original property covered thereby and which secures any renewal or extension of the original secured financing;

(ii)	any Security Interest existing upon property to secure Public External Indebtedness of Jamaica at the time of the acquisition of such property and any renewal or extension of any such Security Interest which is limited to the original property covered thereby and which secures any renewal or extension of the original secured refinancing;

(iii)	any Security Interest in existence as of the date hereof or any renewal or extension thereof;

(iv)	any Security Interest securing Public External Indebtedness incurred for the purpose of financing all or any portion of the costs of the acquisition, construction, development or expansion of any project (including costs such as escalation, interest during construction and financing and refinancing costs), provided that such Security Interest applies only to (i) the property so acquired, constructed, developed or expanded and any property that is reasonably incidental to the use of such property (and any right or interest therein), (ii) any inventories or any other products of or revenue or profit of or from such property (or right or interest therein), and (iii) any shares or other ownership interest in, or any indebtedness of, any person, substantially all of the assets of which consist of such property; and

(v)	any Security Interests securing Public External Indebtedness not otherwise permitted under clauses (i) through (iv) above, provided that the aggregate principal amount of such Public External Indebtedness at any time outstanding does not exceed $20,000,000 or its equivalent in other currencies.

For the purpose of the Notes:

“External Indebtedness” means Indebtedness which is payable (or may be paid) (A) in a currency or by reference to a currency other than the currency of Jamaica and (B) to a person resident or having his principal place of business outside Jamaica.

“Indebtedness” means any obligation (whether present or future, actual or contingent) for the payment or repayment of money which has been borrowed or raised (including money raised by acceptances and leasing) and, for the purpose only of paragraph (d) of Section 10 of the Notes, every Net Obligation under Interest, Currency or Security Protection Agreements.

“Interest, Currency or Security Protection Agreement” of Jamaica means any forward contract, futures contract, swap, option, hedge or other financial agreement or arrangement (including, without limitation, caps, floors, collars and similar agreements), in any case, relating to, or the value of which is dependent upon, interest rates or currency exchange rates or indices of a security or group or index of securities (including any interest therein or based on the value thereof).

“Net Obligation” means, at any date of determination, the net amount, exclusive of any commissions or administrative fees that Jamaica would be obligated to pay upon the termination of an Interest, Currency or Security Protection Agreement as of such date.

“Person” means any individual, company, corporation, firm, partnership, joint venture, association, organization, state or agency of a state or other entity, whether or not having a separate legal personality.

“Public External Indebtedness” means any External Indebtedness which is in the form of, or represented by, bonds, Notes or other securities which are for the time being or are capable of being or intended to be quoted, listed or ordinarily dealt in on any stock exchange, automated trading system, over-the-counter or other securities market.

“Security Interest” means, with respect to any present or future revenues, assets or property, any mortgage or deed of trust, pledge, hypothecation, assignment by way of security, security interest, lien (other than any lien arising by operation of law), charge, encumbrance, preference, or other security or similar agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such present or future revenues, assets or property.

Special Principal Repayment Features: None.

Index Features: None.

Original Issue Discount: None.

Special Payment Features: None.

Additional Amounts:

All payments by Jamaica of principal (and premium, if any) and interest in respect of the Notes shall be made without withholding or deduction for or on account of any present or future taxes, duties, assessments, or other governmental charges of whatsoever nature imposed or levied by Jamaica or any political subdivision or authority thereof or therein having power to tax (“Taxes”), unless Jamaica is compelled by law to deduct or withhold such taxes, duties, assessments, or governmental charges. In such event, Jamaica shall make such withholding, make payment of the amount so withheld to the appropriate governmental authority and forthwith pay such additional amounts (“Additional Amounts”) as may be necessary to ensure that the net amounts receivable by the holders of the Notes after such withholding or deduction shall equal the respective amounts of principal (and premium, if any) and interest which would have been receivable in respect of the Notes in the absence of such withholding or deduction. No such Additional Amounts shall be payable: (i) in respect of any Note held by or on behalf of a holder who is liable for such Taxes by reason of such holder having some connection with Jamaica or otherwise than merely by the holding of such Note or by the receipt of principal or interest in respect thereof; or (ii) in respect of any Note by or on behalf of a holder who is liable for such taxes by reason of such holder’s failure to comply with any certification, identification or other reporting requirement concerning the nationality, residence, identity or connection with Jamaica, or any political subdivision or taxing authority thereof or therein, of such holder or the holder of any interest in such Note or rights in respect thereof, if compliance is required by Jamaica, or any political subdivision or taxing authority thereof or therein, as a precondition to exemption from such deduction or withholding; or (iii) by reason of the failure of such holder to present such holder’s Note for payment (where such presentment is required) within 30 days after the date on which such payment first became due and payable or (if the full amount of the money payable has not been received by the Fiscal Agent on or prior to such due date) the date on which payment thereof is duly provided for and notice thereof given to holders, whichever occurs later, except to the extent that the holder of such Note would have been entitled to Additional Amounts on presenting such Note for payment on any day during such 30-day period.

No such Additional Amounts shall be payable in respect of any Note to any holder that is a fiduciary or partnership or other than the sole beneficial owner of such payment to the extent the beneficiary or settlor with respect to such fiduciary or a member of a partnership or a beneficial owner would not have been entitled to receive payment of Additional Amounts had such beneficiary, settlor, member or beneficial owner been the holder of such Note.

Whenever in the Notes or the Fiscal Agency Agreement there is mentioned, in any context, the payment of the principal of (and premium, if any, on), or interest on, or in respect of, a Note, such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof and express mention of the payment of Additional Amounts (if applicable) in any provisions hereof shall not be construed as excluding Additional Amounts in those provisions hereof where such express mention is not made.

Legends: Notes shall be stamped or otherwise be imprinted with such legends, if any, as are provided in the Fiscal Agency Agreement.

Re-Opening: Jamaica may from time to time, without the consent of the holders of the Notes, create and issue further Debt Securities, having the same terms and conditions as the Notes in all respects, except for the amount of the first payment of interest and the issue price, which may be consolidated and form a single Series with the Notes.

IN WITNESS WHEREOF, the undersigned has caused this Second Supplemental Fiscal Agency Agreement to be duly authorized and executed as of the date first above written by its duly authorized officer.

/s/ MURNA MORGAN
Murna Morgan Senior Director, Debt Management Unit Ministry of Finance and Planning duly authorized for and on behalf of THE GOVERNMENT OF JAMAICA

Second Supplemental Fiscal Agency Agreement